Exhibit 21

                         Subsidiaries of the Registrant


          Cavalier Manufacturing, Inc., a Delaware corporation
          Cavalier Industries, Inc., a Delaware corporation
          Cavalier Acceptance Corporation, an Alabama corporation
          Belmont Homes, Inc., a Mississippi corporation
          Spirit Homes, Inc., an Arkansas corporation
          Bellcrest Homes, Inc., a Georgia corporation
          Delta Homes, Inc., a Mississippi corporation
          Home Transportation Co., Inc., a Mississippi Corporation
          Quality Housing Supply, LLC, a Tennessee limited liability company Cavalier Insurance Agency, Inc., an Alabama corporation *
          Blake Insurance Agency, Inc., an Alabama corporation *


* Effective January 1, 1998, Blake Insurance Agency, Inc. was merged with and into Cavalier Insurance Agency, Inc. and the name of the corporation was changed to Quality Certified Insurance Services, Inc., an Alabama corporation.